EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.0001 per share, of Cardiff Oncology, Inc. dated as of February 16, 2021 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CORRIENTE ADVISORS, LLC

/s/ Matthew Gilman
Chief Financial Officer

CORRIENTE MASTER FUND II, LP

/s/ Matthew Gilman
Chief Financial Officer of Corriente Advisors, LLC, the Investment Manager of Corriente Master Fund II, LP

MARK L. HART III

/s/ Mark L. Hart III

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